EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of certain direct and indirect subsidiaries of the Company as of April 1, 2004. All of the voting securities of each named subsidiary are owned by the Company or by another subsidiary of the Company.

Subsidiaries

Eckerd Corporation (Delaware)

J. C. Penney Corporation, Inc. (Delaware)

Separate financial statements are filed for J. C. Penney Funding Corporation, which is a consolidated subsidiary, in a separate Annual Report on Form 10-K.

The names of other subsidiaries have been omitted because these unnamed subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.